January 21, 2020

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

Ladies and Gentlemen:

We have acted as special counsel to Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed on January 21, 2020 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed offering of (a) $11,500,000 of Class A Units, with each Class A Unit consisting of one share of common stock, par value $0.001 per share, of the Company (the “Common Stock”), and one common stock purchase warrant to purchase one share of Common Stock (the “Warrants”) (together with the shares of Common Stock underlying such Warrants, the “Class A Units”); and (b) $10,000,000 of Class B Units to purchasers who prefer not to beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding Common Stock following the consummation of such offering, with each Class B Unit consisting of one Pre-funded Warrant to purchase one share of Common Stock (the “Pre-Funded Warrant”) and one Warrant (together with the shares of Common Stock underlying such Pre-Funded Warrants and Warrants, the “Class B Units” and, together with the Class A Units, the “Units”). For each Class B Unit that the Company sells, the number of Class A Units that the Company is offering will be decreased on a one-for-one basis. The Units, the Common Stock, the Pre-Funded Warrants and the Warrants are referred to herein collectively as the “Securities.”

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (iii) the amended and restated articles of incorporation and amended and restated by-laws of the Company, each as restated and/or amended to date, and (iv) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes (the “NRS”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and Chapter 78 of the NRS. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Securities have been duly authorized for issuance by all necessary corporate action by the Company, (ii) the Units, when issued against payment therefor and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the shares of Common Stock, when issued against payment therefor, and sold as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (iv) provided that the Pre-Funded Warrants and Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, such Pre-Funded Warrants and Warrants, when sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company, and (v) the shares of Common Stock issuable pursuant to each of the Pre-Funded Warrants and Warrants upon payment to the Company of the required consideration, and when issued and sold by the Company and paid for in accordance with the terms of the Pre-Funded Warrants or Warrants, as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP